Prospectus Supplement
(To Prospectus dated August 12, 2020)

Reaves Utility Income Fund

Up to 6,198,336 Common Shares of Beneficial Interest

Reaves Utility Income Fund (the “Fund”) has entered into a distribution agreement, dated November 14, 2019, with ALPS Distributors, Inc. (the “Distributor”), as amended by Amendment No. 1 thereto, dated October 6, 2020 (together, the “Distribution Agreement”), relating to the Fund’s common shares of beneficial interest, no par value (the “Common Shares”), offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Distribution Agreement, the Fund may offer and sell up to 17,000,000 Common Shares, from time to time through the Distributor for the offer and sale of the Common Shares. Under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund may not sell any Common Shares at a price below the current net asset value (“NAV”) of such Common Shares, exclusive of any distributing commission or discount. The Fund is a diversified, closed-end management investment company which commenced investment operations in February 2004. The Fund’s investment objective is to provide a high level of after-tax income and total return consisting primarily of tax-advantaged dividend income and capital appreciation. As of June 11, 2021, 10,589,001 Common Shares have been sold through the Distributor.

The Fund’s Common Shares are listed on the NYSE American LLC (the “NYSE American”) under the symbol “UTG.” As of May 31, 2021, the last reported sale price for the Fund’s Common Shares was $34.88 per share. As of May 31, 2021, the last reported NAV for the Fund’s Common Shares was $34.13.

Sales of the Fund’s Common Shares, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE American or sales made to or through a market maker other than on an exchange. The minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor (the “Minimum Price”). The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into a sub-placement agent agreement, dated November 14, 2019, with UBS Securities LLC (the “Sub-Placement Agent”), as amended by Amendment No. 1 thereto, dated October 6, 2020, and Amendment No. 2 thereto, dated June 21, 2021 (collectively, the “Sub-Placement Agent Agreement”), relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of Common Shares. The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent.

Investing in the Fund’s Common Shares involves certain risks. You could lose some or all of your investment. See “Risk Factors” beginning on page 31 of the accompanying Prospectus. You should consider carefully these risks together with all of the other information contained in this Prospectus Supplement and the accompanying Prospectus before making a decision to purchase the Fund’s Common Shares.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 21, 2021

(continued on following page)

Principal Investment Strategies. The Fund’s investment objective is to provide a high level of after-tax income and total return consisting primarily of tax-advantaged dividend income and capital appreciation. The Fund pursues this objective by investing at least 80% of its total assets in the securities of domestic and foreign companies involved to a significant extent in providing products, services or equipment for (i) the generation or distribution of electricity, gas or water, (ii) telecommunications activities or (iii) infrastructure operations, such as airports, toll roads and municipal services (“Utilities” or the “Utility Industry”).

A company will be deemed to be involved in the Utility Industry to a significant extent if at least 50% of its assets, gross income or profits are committed to or derived from activities in the areas described above. The remaining 20% of the Fund’s total assets may be invested in other securities including stocks, debt obligations and money market instruments, as well as certain derivative instruments (described below) and other investments.

As used in this Prospectus Supplement and the accompanying Prospectus and Statement of Additional Information, the terms “debt securities” and “debt obligations” refer to bonds, debentures and similar long and intermediate term debt investments and do not include short-term fixed income securities such as money market instruments in which the Fund may invest temporarily pending investment of the proceeds of an offering and during periods of abnormal market conditions. The Fund may invest in preferred stocks and bonds of below investment grade quality (i.e., “junk bonds”).

Under normal market conditions, the Fund invests at least 80% of its total assets in dividend-paying common and preferred stocks of companies in the Utility Industry. In pursuing its objective, the Fund invests primarily in common and preferred stocks that pay dividends that qualify for federal income taxation at rates applicable to long-term capital gains (“tax-advantaged dividends”).

The Fund may invest in the securities of both domestic and foreign issuers, including those located in emerging market countries (i.e., a country not included in the MSCI World Index, a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed markets).

As an alternative to holding foreign-traded securities, the Fund may invest in dollar-denominated securities of foreign companies that trade on U.S. exchanges or in the U.S. over-the-counter market (including depositary receipts, which evidence ownership in underlying foreign securities).

To date, the Fund’s derivatives usage has been limited to equity options, including writing covered calls, the purchase of calls and the sale of puts. Options may be used as both hedges against the value of existing holdings or as speculative trades as part of the Fund’s overall investment strategy.

In addition, the Fund may choose to use interest rate swaps (or options thereon) from time to time for hedging purposes. Although the Fund does not currently use interest rate swaps (or options thereon), the Fund may do so in the future, depending on the interest rate outlook of W.H. Reaves & Co., Inc. (the “Investment Adviser”) and other factors. Such usage would be limited to no more than 20% of the Fund’s total assets. The Fund may choose to use other derivatives from time to time, as described in the Statement of Additional Information.

There is no assurance that the Fund will achieve its investment objective. Further, the Fund’s ability to pursue its investment objective, the value of the Fund’s investments and the Fund’s NAV may be adversely affected by changes in tax rates and policies. Because the Fund’s investment objective is to provide a high level of after-tax yield and total return consisting primarily of dividend and interest income and capital appreciation, the Fund’s ability to invest, and the attractiveness of investing in, equity securities that pay qualified dividend income in relation to other investment alternatives will be affected by changes in federal income tax laws and regulations, including changes in the qualified dividend income provisions. Any proposed or actual changes in such rates, therefore, can significantly and adversely affect the after-tax returns of the Fund’s investments in equity securities. Any such changes also could significantly and adversely affect the Fund’s NAV, as well as the Fund’s ability to acquire and dispose of equity securities at desirable returns and price levels and the Fund’s ability to pursue its investment objective. The Fund cannot assure you as to the portion, if any, of the Fund’s dividends that will be qualified dividend income.

Leverage. The Fund currently uses leverage through borrowing. More specifically, the Fund has entered into a credit agreement (the “Credit Agreement”) with Pershing LLC (“Bank”). As of April 30, 2021, the Fund had outstanding $395,000,000 in principal amount of borrowings from the Credit Agreement representing approximately 16.36% of the Fund’s total assets (including assets attributable to the Fund’s use of leverage). The Bank has the ability to terminate the Credit Agreement upon 180-days’ notice or following an event of default. The Fund has no present intention of issuing preferred shares, although it has done so in the past and may choose to do so in the future. The Fund also may borrow money as a temporary measure for extraordinary or emergency purposes. The provisions of the 1940 Act further provide that the Fund may borrow or issue notes or debt securities in an amount up to 33 1/3% of its total assets or may issue preferred shares in an amount up to 50% of the Fund’s total assets (including the proceeds from leverage).

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

This Prospectus Supplement, together with the accompanying Prospectus, sets forth concisely the information that you should know before investing. You should read this Prospectus Supplement and the accompanying Prospectus, which contain important information, before deciding whether to invest in the Fund’s Common Shares. You should retain the accompanying Prospectus and Prospectus Supplement for future reference. A Statement of Additional Information (“SAI”), dated August 12, 2020, as supplemented from time to time, containing additional information, has been filed with the (“SEC”) and is incorporated by reference in its entirety into this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” registration statement that the Fund filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may request a free copy of the SAI, the table of contents of which is on page 62 of the accompanying Prospectus, request a free copy of the Fund’s annual and semi-annual reports, request other information or make shareholder inquiries, by calling toll-free 1-855-830-1222 or by writing to the Fund at 1290 Broadway, Suite 1000, Denver, Colorado 80203. The Fund’s annual and semi-annual reports also are available on the Fund’s website, free of charge, at www.utilityincomefund.com (information included on the website does not form a part of this Prospectus Supplement or accompanying Prospectus), or from the SEC’s website (http://www.sec.gov). You can get the same information free from the SEC’s website (http://www.sec.gov). You may also e-mail requests for these documents to publicinfo@sec.gov.

The Fund’s securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement and the accompanying Prospectus. The Fund’s business, financial condition and results of operations may have changed since that date.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and the SAI contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Common Shares will trade in the public markets and other factors discussed in the Fund’s periodic filings with the SEC. Currently known risk factors that could cause actual results to differ materially from the Fund’s expectations include, but are not limited to, the factors described in the “Risks” section of the accompanying Prospectus. The Fund urges you to review carefully that section for a more detailed discussion of the risks of an investment in the Fund’s securities.

Although the Fund believes that the expectations expressed in the Fund’s forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risks” section of the accompanying Prospectus. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus are made as of the date of this Prospectus Supplement or the accompanying Prospectus, as the case may be. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s common shares of beneficial interest (the “Common Shares”). You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the SAI, dated August 12, 2020, especially the information set forth under the heading “Risk Factors.”

The Fund

Reaves Utility Income Fund (the “Fund”) is a Delaware statutory trust registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). An investment in the Fund may not be appropriate for all investors. There can be no assurance that the Fund will achieve its investment objective.

Investment Adviser

W.H. Reaves & Co., Inc. serves as the Fund’s investment adviser (the “Investment Adviser” or “Reaves”). As of April 30, 2021, Reaves had approximately $3.3 billion of assets under management. The Investment Adviser’s address is 10 Exchange Place, Jersey City, New Jersey 07302.

The Fund pays the Investment Adviser a management fee payable on a monthly basis at the annual rate of 0.575% of the Fund’s average daily total assets. As a result, the Investment Adviser is paid more if the Fund uses leverage directly, which creates a potential conflict of interest for the Investment Adviser. The Investment Adviser will seek to manage that potential conflict by utilizing leverage only when it determines such action is in the best interests of the Fund. For more information on the Adviser, as well as the fees and expenses, see “Summary of Fund Expenses” and “Management of the Fund” on pages S-3 and 44 of the accompanying Prospectus.

The Offering

The Fund has entered into a distribution agreement, dated November 16, 2019, with ALPS Distributors, Inc. (the “Distributor”), as amended by Amendment No. 1 thereto, dated October 6, 2020 (together, the “Distribution Agreement”), pursuant to which the Fund may offer and sell up to 17,000,000 Common Shares, from time to time, through the Distributor, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The minimum price on any day at which Common Shares may be sold will not be less than the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor (the “Minimum Price”). The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts. As of June 11, 2021, 10,589,001 Common Shares have been sold through the Distributor.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into a sub-placement agent agreement, dated November 16, 2019, with UBS Securities LLC (the “Sub-Placement Agent”), as amended by Amendment No. 1 thereto, dated October 6, 2020, and Amendment No. 2 thereto, dated June 21, 2021 (collectively, the “Sub-Placement Agent Agreement”), relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of Common Shares. The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent.

Use of Proceeds

Unless otherwise specified in this Prospectus Supplement, Reaves anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Common Shares in accordance with its investment objective and policies within three months after the completion of such offering. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to holders of Common Shares (“Common Shareholders”).

DIVIDENDS

The Fund intends to make a level dividend distribution each month to Common Shareholders after payment of interest on any outstanding borrowings. The level dividend rate is determined, and may be modified by the Board of Trustees, from time to time. As of April 30, 2021, the distribution rate was $0.18 per Common Share. Any net capital gains earned by the Fund are distributed at least annually. Distributions to Common Shareholders are recorded by the Fund on the ex-dividend date. Common Shareholders who elect not to participate in the Fund’s dividend reinvestment plan will receive all distributions in cash paid by check mailed directly to the shareholder of record (or, if the Common Shares are held in street or other nominee name, then to such nominee).

CAPITALIZATION

Pursuant to the Distribution Agreement with the Distributor, the Fund may offer and sell up to 17,000,000 Common Shares from time to time through the Distributor for the offer and sale of the Common Shares under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of the Fund’s Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus. The table below shows the Fund’s historical capitalization as of April 30, 2021 and the estimated capitalization of the Fund assuming the sale of all 6,410,999 Common Shares that were remaining to be sold as of June 11, 2021 under the Distribution Agreement on a pro forma, as adjusted basis as of April 30, 2021. Actual sales, if any, of the Fund’s Common Shares, and the actual application of the proceeds thereof, under this Prospectus Supplement and the accompanying Prospectus may be different than as set forth in the table below. In addition, the price per share of any such sale may be greater or less than $34.88 depending on the market price of the Fund’s Common Shares at the time of any such sale. The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts.

The following table sets forth the Fund’s capitalization:

•	on a historical basis as of April 30, 2021

•	on a pro forma as adjusted basis to reflect (1) the assumed sale of 6,410,999 of the Fund’s Common Shares at $34.88 per share (the last reported sale price of the Fund’s Common Shares on NYSE American on May 31, 2021) in an offering under this Prospectus Supplement and the accompanying Prospectus, and (2) the investment of net proceeds assumed from such offering in accordance with the Fund’s investment objective and policies, after deducting the assumed aggregate commission of $2,236,156 (representing an estimated commission paid to the Distributor of 1.00% of the gross sales price per share in connection with the sale of Common Shares effected by the Distributor in each offering) and offering costs payable by the Fund of $107,900.

	Actual	As Adjusted
Paid-in capital	1,447,449,345	1,668,720,934
Total Distributable Earnings	555,138,902	555,138,902
Net assets applicable to Common Shareholders	2,002,588,247	2,223,859,836
Total Capitalization	2,002,588,247	2,223,859,836

SUMMARY OF FUND EXPENSES

The following table is intended to assist investors in understanding the fees and expenses (annualized) that an investor in Common Shares would bear, directly or indirectly. The table is based on the capital structure of the Fund as of April 30, 2021.

The table shows Fund expenses as a percentage of net assets attributable to Common Shares. The following table should not be considered a representation of the Fund’s future expenses. Actual expenses may be greater or less than those shown below.

Shareholder Transaction Expenses	As a Percentage of Offering Price
Sales Load(1)	1.00%
Expenses Borne by Common Shareholders of the Fund(1)	0.01%
Dividend Reinvestment Plan Fees(2)	None

As a Percentage of Net Assets Attributable to Common Shares (1)
Annual Expenses
Investment Advisory Fees(3)	0.69%
Interest Payments on Borrowed Funds(4)	0.18%
Other Expenses(5)	0.36%
Total Annual Fund Operating Expenses	1.23%

Example

The purpose of the following table is to help a Common Shareholder understand the fees and expenses that such holder would bear directly or indirectly. The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) that the Fund incurs total annual expenses of 1.23% of its net assets in years 1 through 10 (assuming borrowing equal to 16.36% of the Fund’s total assets) and (2) a 5% annual return.

	1 year	3 years	5 years	10 years
Total Expenses Incurred	$22	$49	$77	$157

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those assumed. The example assumes that the estimated “Other Expenses” set forth in the Annual Expenses tables are accurate and that all dividends and distributions are reinvested at NAV. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% annual return shown in the example.

(1)	Represents the estimated commission with respect to the Common Shares being sold under this Prospectus Supplement and the accompanying Prospectus. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per Common Share of any such sale may be greater or less than the price set forth under “Capitalization” above, depending on market price of the Common Shares at the time of any such sale.

(2)	There will be no brokerage charges with respect to Common Shares issued directly by the Fund under the dividend reinvestment plan. You will pay brokerage charges in connection with open market purchases or if you direct the plan agent to sell your Common Shares held in a dividend reinvestment account.

(3)	The investment advisory fee is charged as a percentage of the Fund’s average daily total assets.

(4)	Assumes the use of leverage in the form of borrowing under the Credit Agreement representing 16.36% of the Fund’s total assets as of April 30, 2021 (including any additional leverage obtained through the use of borrowed funds) at an average annual interest rate cost to the Fund of 0.93%.

(5)	Other Expenses are estimated based on the Fund’s current six-month period ended on April 30, 2021.

The purpose of the table and the example above is to help investors understand the fees and expenses that they, as Common Shareholders, would bear directly or indirectly. For additional information with respect to the Fund’s expenses, see “Management of the Fund” on page 44 of the accompanying Prospectus.

USE OF PROCEEDS

Unless otherwise specified in this Prospectus Supplement and the accompanying Prospectus, the Investment Adviser anticipates that investment of the proceeds will be made in accordance with the Fund’s investment objective and policies as appropriate investment opportunities are identified. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of an offering of Common Shares pursuant to this Prospectus Supplement and the accompanying Prospectus in accordance with its investment objective and policies within three months after the completion of such offering. Pending such investment, the proceeds will be held in high quality short-term debt securities and instruments. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

PLAN OF DISTRIBUTION

The Fund has entered into the Distribution Agreement with ALPS Distributors, Inc., pursuant to which the Fund may offer and sell up to 17,000,000 Common Shares, from time to time, through the Distributor, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act. The minimum price on any day at which Common Shares may be sold will not be less than the Minimum Price, which will be equal to the then current NAV per Common Share plus the per Common Share amount of the commission to be paid to the Distributor. The Fund and the Distributor will determine whether any sales of Common Shares will be authorized on a particular day. The Fund and the Distributor, however, will not authorize sales of Common Shares if the price per share of the Common Shares is less than the Minimum Price. The Fund and the Distributor may elect not to authorize sales of Common Shares on a particular day even if the price per share of the Common Shares is equal to or greater than the Minimum Price, or may only authorize a fixed number of Common Shares to be sold on any particular day. The Fund and the Distributor will have full discretion regarding whether sales of Common Shares will be authorized on a particular day and, if so, in what amounts. As of the date hereof, 10,589,001 Common Shares have been sold through the Distributor.

The Distributor may enter into sub-placement agent agreements with one or more selected dealers. The Distributor has entered into the Sub-Placement Agent Agreement with UBS Securities LLC relating to the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sub-Placement Agent Agreement, the Fund may offer and sell Common Shares from time to time through the Sub-Placement Agent as sub-placement agent for the offer and sale of Common Shares.

The Distributor (or the Sub-Placement Agent) will provide written confirmation to the Fund not later than the opening of the trading day on the NYSE American following any trading day on which Common Shares are sold. Each confirmation will include the number of Common Shares sold on the preceding day, the net proceeds to the Fund and the compensation payable by the Fund to the Distributor in connection with the sales.

The Fund will compensate the Distributor with respect to sales of Common Shares at a commission rate of 1.00% of the gross proceeds of the sale of Common Shares. Out of this commission, the Distributor will compensate the Sub-Placement Agent at a rate of up to 0.80% of the gross sales proceeds of the sale of the Common Shares sold by the Sub-Placement Agent. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus.

Settlement for sales of Common Shares will occur on the second trading day following the date on which such sales are made in return for payment of the net proceeds to the Fund. There is no arrangement for funds to be deposited in escrow, trust or similar arrangement.

In connection with the sale of Common Shares on behalf of the Fund, the Distributor may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Distributor may be deemed to be underwriting commissions or discounts.

The Fund has agreed to indemnify the Distributor against certain civil liabilities, including liabilities under the Securities Act. The Distributor has agreed to indemnify the Sub-Placement Agent against certain civil liabilities, including liabilities under the Securities Act.

The offering of Common Shares pursuant to the Distribution Agreement will terminate upon the earlier of (1) the sale of all Common Shares subject to the Distribution Agreement or (2) the termination of the Distribution Agreement. The Distribution Agreement may be terminated at any time, without the payment of any penalty, by the Fund or by the Distributor, on sixty days’ written notice to the other party.

The Common Shares may not be sold through the Distributor or the Sub-Placement Agent without delivery or deemed delivery of this Prospectus Supplement and the accompanying Prospectus describing the method and terms of the offering of the Common Shares.

The Sub-Placement Agent, its affiliates or their respective employees hold or may hold in the future, directly or indirectly, investment interests in the Fund. The interests held by the Sub-Placement Agent, its affiliates or their respective employees are not attributable to, and no investment discretion is held by, the Sub-Placement Agent, its affiliates or their respective affiliates.

The principal business address of ALPS Distributors, Inc. is 1290 Broadway, Suite 1000, Denver, Colorado 80203. The principal business address of UBS Securities LLC is 1285 Avenue of the America, New York, New York 10019.

ADDITIONAL INFORMATION

The Fund will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the 1940 Act and in accordance therewith files reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of such Acts can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

This Prospectus Supplement and accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (http://www.sec.gov).

Up to 6,198,336 Common Shares of Beneficial Interest

Reaves Utility Income Fund

PROSPECTUS

SUPPLEMENT

June 21, 2021

Until July 16, 2021 (25 days after the date of this prospectus supplement), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.